Exhibit 23.3

www.trianglelegal.com.sg

	Writer	:	Nico Lee Joyce Soh

6 May 2026	Email	:	nico@trianglelegal.com.sg joyce@trianglelegal.com.sg

WEBUY GLOBAL LTD 35 Tampines Street 92 Level 3 Singapore 528880	Our Ref Your Ref	: :	2025-00025-NL
BY EMAIL

Dear Sirs,

LETTER OF CONSENT

A.	INTRODUCTION

1.	We are engaged as Singapore legal counsel to WEBUY GLOBAL LTD (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the Company’s Form F-1 filed with the United States Securities and Exchange Commission (the “SEC”), including all amendments or supplements thereto (the “Registration Statement”), under the U.S. Securities Act of 1933, as amended from time to time (the “Securities Act”) in relation to a resale by Dogwood Partners of up to US$20,000,000 of Class A ordinary shares, together with 200,000 Class A ordinary shares, par value $0.0000462 per share of WEBUY GLOBAL LTD. We express no opinion on, and our consent does not extend to, any matters governed by U.S. federal or state law, Cayman Islands law, or the laws of any other jurisdiction.

B.	CONSENT

2.	We hereby consent to the references to our name and to our role as Singapore legal counsel in the Registration Statement only. Further, we hereby consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement. This consent is given solely for the purposes of the Registration Statement and may not be relied upon by any other person or for any other purpose without our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the regulations promulgated thereunder.

Yours faithfully,

/s/ TRIANGLE LEGAL LLC
TRIANGLE LEGAL LLC
Cc Client

(UEN No.: 202519903R)

1 North Bridge Road High Street Centre #12-07 Singapore 179094

T: +65 92473935

Triangle Legal LLC is a law corporation with limited liability